Exhibit 99.1
Authorize.Net Holdings, Inc. Stockholders Approve Acquisition By CyberSource
     Marlborough, MA — October 25, 2007 — Authorize.Net Holdings, Inc. (NASDAQ: ANET), a leading e-commerce company, today announced that at a special meeting held on October 25, 2007, its stockholders voted to approve the acquisition of Authorize.Net Holdings, Inc. (“Authorize.Net”) by CyberSource Corporation (“CyberSource”). The number of shares voted in favor of the acquisition represented approximately 83.9 percent of the total shares outstanding and entitled to vote. The acquisition was approved by the stockholders of CyberSource on October 23, 2007.
     Under terms of the acquisition agreement, Authorize.Net stockholders will receive 1.1611 shares of CyberSource common stock for every share of Authorize.Net common stock. Additionally, stockholders will receive a pro-rata share of $125 million in the form of a cash payment.
About Authorize.Net Holdings, Inc. (www.authorize.net)
The Authorize.Net Payment Gateway provides secure, reliable, Internet Protocol (IP) based payment gateway solutions that enable merchants to authorize, settle and manage electronic transactions anytime, anywhere, via Web sites, retail stores, mail order/telephone order (MOTO) call centers and wireless devices. In addition to its payment solutions, Authorize.Net offers extensive value-adding products designed to help merchants manage their business, fight fraud, and improve profitability. Authorize.Net is sold through an extensive network of partners that offer its IP-based payment services to their merchant customers.
Note to Editors: AUTHORIZE.NET and the Authorize.Net logo are registered trademarks of Authorize.Net Holdings, Inc. All other trademarks and registered trademarks are the properties of their respective owners.
Additional Information and Where to Find It
CyberSource and Authorize.Net filed a joint proxy statement/prospectus with the SEC in connection with the proposed merger. Investors and security holders are urged to read the joint proxy statement/prospectus and any other relevant documents filed with the SEC because they contain important information. Investors and security holders can obtain these documents free of charge at the website maintained by the SEC at www.sec.gov . In addition, documents filed with the SEC by CyberSource are available free of charge by contacting Investor Relations, CyberSource Corporation, 1295 Charleston Road, Mountain View, California 94043-1307, (650) 965-6000, and documents filed with the SEC by Authorize.Net are available free of charge by contacting Investor Relations, Authorize.Net Holdings, Inc., 293 Boston Post Road, West #220, Marlborough, MA 01752, (866) 916-7380.
Participants in Solicitation
CyberSource and Authorize.Net, and their respective directors, executive officers and other possible employees and advisors, may be deemed to be participants in the solicitation of proxies from the stockholders of CyberSource and Authorize.Net in connection with the merger and related items. Information regarding the directors and executive officers of CyberSource and their ownership of CyberSource shares is set forth in the proxy statement for CyberSource’s 2007 annual meeting of stockholders, which was filed with the SEC on April 9, 2007. Information regarding the directors and executive officers of Authorize.Net and their ownership of Authorize.Net stock is set forth in the proxy statement for Authorize.Net’s 2007 annual meeting of stockholders, which was filed with the SEC on April 30, 2007. Investors may obtain additional information regarding the interests of those participants by reading the proxy statement/prospectus filed with the SEC in connection with the proposed merger.
Investor Contact:
Tim O’Brien, 508-229-3215